Exhibit 10.5

Amendment 1 to the Commercial Lease Agreement

This Amendment 1 to the Commercial Lease Agreement (“Lease”) is made and effective July 1, 2011, by and between SNBL USA, Ltd. a Washington Corporation having a notice address of 6605 Merrill Creek Parkway, Everett, WA 98203 (“Landlord”) and Ontorii, Inc., a Delaware corporation having a notice address of 419 Western Ave. Boston MA 02135 (“Tenant”).

RECITALS

Landlord has made available for lease a portion of the Premises located at 419 Western Avenue, Boston, MA 02135 (“Premises”), comprising a total of approximately 3850 sf. which Tenant currently occupies. Landlord has also made available, as shared space in common, to share and share alike, an additional 408 sf. designated as “Conference Room Small” (approx 90sf), “Conference Room Large (approx. 188 sf) and “Common Lobby Area” (approx. 130 sf) (together the “Leased Premises” of approximately 4258 sf). “Ontorii’s Proportionate Share” of the Premises under the current sublease was thus Ninety Seven and 93/100 percent, determined by the ratio of leased space to total space: 4258/4348.

Now, however, Tenant desires to sublease the entirety of the space, including the additional areas, for a total of one hundred percent (100%) of the facilities for the remainder of the term of this Sublease, and Landlord hereby consents to such extension of the portion of the facilities to be subleased.

THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, it is agreed:

1. Term.

A. Landlord hereby leases the Leased Premises in its entirety to Tenant, and Tenant hereby leases the same from Landlord, for the remainder of the “Lease Term” as defined in the Master Lease which has been previously provided to Tenant, the terms of which have not changed.

B. Tenant may renew this Lease, including the Amendments thereto, subject to Landlord’s availability under the Master Lease, and upon Tenant giving reasonable advance notice to Landlord of intent to so extend, such notice no later than Landlord’s required notice under the Master Lease. The renewal term shall be at the rental set forth below and otherwise upon the same covenants, conditions and provisions as provided in this Lease.

2. Rental and Other Payments.

A. Tenant shall pay to Landlord during the Term rental of $69,568.00 per year, payable in installments of $5,797.33 per month commencing on July 1, 2011. Such rent represents Landlord’s Basic Rent of $69,568.00 per annum ($5,797,33/month) under the Master Lease. Each installment payment shall be due in advance on the first day of each calendar month during the lease term to Landlord at 6605 Merrill Creek Parkway, Everett WA 98203 or at such other place designated by written notice from Landlord or Tenant. The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis.

B. Tenant shall also pay Landlord any and all. Additional Rents (as defined and calculated in the Master Lease) times Ontorii’s Proportional Share, Such payments shall be made as defined in section 2A above. Landlord shall notify Tenant of changes to such additional rents when received as described by the Master Lease.

C. Tenant shall also pay Landlord, on a monthly basis, the sum of $1,011,300.25 in 112 monthly installments in the manner described in section 2A of $9,029.47 representing Tenant’s cost of premises improvements made by Landlord. This monthly obligation survives any termination of this Lease and/or abandonment of the leased premises by Tenant.

D. The rental for any renewal lease term, if created as permitted under this Lease, shall be as defined to the Extension Term in the Master Lease payable in 12 equal installments as described in section 2A.

3. Other Terms and Conditions.

All other terms and conditions of the Sublease entered into on or about January 1, 2010 shall remain in full force and effect as if fully set forth herein.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

SNBL USA, LTD.		ONTORII, INC.

By:	/s/ Hideyuki Hirama	By:	/s/ Gregory L. Verdine

Name:	Hideyuki Hirama. MA	Name:	Dr. Gregory L. Verdine

Title:	Senior Vice President & CFO	Title:	President

Date:	Aug 29, 2011	Date:	August 15, 2011